Exhibit 99.1

Silvergate announces changes to its executive team

11/07/2022

LA JOLLA, Calif.--(BUSINESS WIRE)-- Silvergate Capital Corporation (the "Company" or "Silvergate") (NYSE: SI), the leading provider of innovative financial infrastructure solutions to the digital asset industry, today announced the promotion of Ben Reynolds to President, and appointment of Kate Fraher as Chief Risk Officer, of both the Company and its subsidiary, Silvergate Bank. In their new roles, Ben and Kate will continue reporting to Alan Lane, CEO of Silvergate and the bank.

“We are excited about these new roles, which will benefit Silvergate as we continue to grow and mature as an organization,” said Alan Lane, CEO of Silvergate. “Serving the digital asset industry requires that we continue to innovate and deliver products requested by our customers while maintaining strict risk management practices. We’ve always approached this opportunity with prudence, and a great deal of our success over the past nine years is attributed to Ben, Kate and the teams they have led.”

“We are privileged to serve an ecosystem that is positioned at the intersection of technology and finance,” said Ben Reynolds, President of Silvergate. “Our customers are passionate about building financial services that will benefit consumers. I am excited about this opportunity and look forward to continuing to advance Silvergate’s mission as we head into 2023.”

“We have a tremendous responsibility to our customers, employees and shareholders to build products and services in a safe and sound manner with prudent risk management practices,” said Kate Fraher, Chief Risk Officer of Silvergate. “It’s a responsibility that we embrace and live out every day through our actions.”

Mr. Reynolds began his career at KPMG and HSBC, where he spent a decade in roles of increasing responsibility in audit, risk management, analytics, operations and product functions. Prior to joining Silvergate, he was an entrepreneur for eight years and built successful companies in both retail and technology industries from inception to exit. Mr. Reynolds joined Silvergate in 2016 to lead the growth of its digital asset initiative. He has held various executive roles at the Company, including business development, operations, product and strategy functions.

Ms. Fraher is an accomplished executive with over twenty years of banking experience in roles with increasing responsibility. Her achievements include designing and implementing scalable compliance and risk management programs for commercial and consumer banks. Ms. Fraher joined Silvergate in 2006 and has held several executive roles at the Company, including operations, BSA, compliance and risk management functions.

About Silvergate

Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital asset industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital asset companies and investors around the world. Silvergate is enabling the rapid growth of digital asset markets and reshaping global commerce for a digital asset future.

Investor Relations:
Hunter Stenback/Ashna Vasa
(858) 200-3782
investors@silvergate.com

Media:
Evann Berry
press@silvergate.com